Exhibit 99.1

QTS REPORTS FIRST QUARTER 2016 OPERATING RESULTS

OVERLAND PARK, Kan. – April 25, 2016 – QTS Realty Trust, Inc. (“QTS” or the “Company”) (NYSE: QTS) today announced operating results for the first quarter ended March 31, 2016.

First Quarter Highlights

•	Reported Operating FFO of $33.1 million in the first quarter of 2016, an increase of 70.1% compared to the first quarter of 2015. Operating FFO in the first quarter of 2016 included a non-cash deferred tax benefit of $1.9 million. Operating FFO for the first quarter of 2016 on a fully diluted per share basis was $0.68 per share, an increase of 35.0% compared to Operating FFO per share of $0.50 for the first quarter of 2015. FFO was $31.7 million in the first quarter of 2016, an increase of 64.1% compared to FFO of $19.3 million in the first quarter of 2015.

•	Reported Adjusted EBITDA of $43.0 million in the first quarter of 2016, an increase of 53.4% compared to the first quarter of 2015.

•	Reported NOI of $61.2 million in the first quarter of 2016, an increase of 51.0% compared to the first quarter of 2015.

•	Total revenues of $94.8 million recognized in the first quarter of 2016, an increase of 54.4% compared to the first quarter of 2015. Monthly Recurring Revenue (“MRR”) as of March 31, 2016 increased by 54.1% to $27.5 million compared to MRR as of March 31, 2015.

•	On April 1, 2016, the Company issued 6,325,000 shares of its Class A common stock and used substantially all of the net proceeds of approximately $276 million to repay amounts outstanding under its unsecured revolving credit facility. Pro forma for this issuance, the Company’s debt to annualized Adjusted EBITDA would have been 4.0x.

1 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

“We are pleased to be off to a strong start to 2016.  Our customers continue to value the differentiated solution that our fully integrated platform provides on top of world-class, mega-scale infrastructure,” said Chad Williams, Chairman and CEO of QTS.

Williams added, “We are excited about the opportunities in our markets and with our customers, and look forward to the upcoming launch of our facility in Chicago in mid-2016.”

Financial Results

Net income recognized in the first quarter of 2016 was $6.9 million ($0.14 per basic and diluted share), which included approximately $2.1 million of transaction and integration costs and $2.6 million of income tax benefit, compared to net income of $5.0 million recognized in the first quarter of 2015.

QTS generated Operating FFO of $33.1 million, or $0.68 per fully diluted share, in the first quarter of 2016, which includes a tax benefit of approximately $1.9 million. The $33.1 million of Operating FFO represents an increase of approximately 70.1% compared to $19.4 million for the first quarter of 2015.

Additionally, QTS generated $43.0 million of Adjusted EBITDA in the first quarter of 2016, an increase of 53.4% compared to $28.0 million for the first quarter of 2015. MRR as of March 31, 2016 was $27.5 million, an increase of 54.1% compared to MRR as of March 31, 2015 of $17.8 million, with total revenues increasing by 54.4% to $94.8 million for the first quarter 2016 compared to $61.4 million for the first quarter 2015.

Leasing Activity

During the first quarter of 2016, QTS entered into customer leases representing approximately $8.6 million of incremental annualized rent, net of downgrades. This is impacted by a customer that reduced its MRR by $2.4 million on an annualized basis, primarily due to the customer shifting a portion of its product mix as it transitions its infrastructure from QTS C3 to its own infrastructure environment housed in QTS data centers. As a result, the customer received a price reduction, in line with the difference in pricing from a C3 to a blended C2/C3 environment. Subsequent to the end of the first quarter of 2016, QTS signed an incremental 4 megawatt lease in its Dallas-Fort Worth facility with a leading global hybrid cloud provider, which, had it occurred during the first quarter, would have nearly doubled the Company’s net leasing for the quarter. Overall and C1 new/modified blended lease rates for the first quarter 2016 were impacted by the signing of a significant C1 contract with a strategic customer during the first quarter of 2016. Pricing for this strategic customer reflects its unique power commitment, lease size and customized solution. The solution for this customer meets the Company’s targeted return, and the size of the contract lowers the overall lease rates per square foot for C1. Leasing activity in the Company’s C2/C3 categories has remained solid, with increased pricing on a per square foot basis by approximately 10% compared to the trailing four quarter average, which was attributable to customers utilizing additional services with those leases.

During the first quarter of 2016, QTS renewed leases with a total annualized rent of $15.9 million at an average rent per square foot of $950, which was 3.7% lower than the annualized rent prior to their respective renewals. This was driven by the change in product mix for renewals of two larger customer leases. If the renewals related to these customers were excluded from the renewal base, rates would have been consistent with pre-renewal rates. The Company defines renewals as leases for which the customer retains the same amount of space before and after renewal. There is variability in the Company’s renewal rates based on the mix of product types renewed, and renewal rates are expected to increase in the low to mid-single digits. Rental churn (which the Company defines as MRR lost to a customer intending to fully exit the platform compared to total MRR at the beginning of the period) was 2.3% for the first quarter of 2016.

During the first quarter of 2016, QTS commenced customer leases (which includes new customers and also existing customers that renewed their lease term) at an average rent of $776 per square foot compared to a trailing four quarter average of $597 per square foot. This increase in total overall rates for the first quarter of 2016 was largely due to the magnitude of C2/C3 lease commencements relative to C1 lease commencements, as well as C1 lease rates being higher than their prior four quarter average. The C2/C3 average commencement rates decreased slightly compared to the trailing four quarter average due to larger C2 customers and a lower level of service related to those customers.

As of March 31, 2016, the booked-not-billed MRR balance (which represents customer leases that have been executed, but for which lease payments have not commenced as of March 31, 2016) was approximately $4.3 million, or $51.6 million of annualized rent, and compares to $47.7 million at December 31, 2015. The booked-not-billed balance is expected to contribute an incremental $15.5 million to revenue in 2016 (representing $26.3 million in annualized revenues), an incremental $6.8 million in 2017 (representing $11.4 million in annualized revenues), and an incremental $13.9 million in annualized revenues thereafter.

2 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Development, Redevelopment, and Acquisitions

During the first quarter of 2016, the Company brought online approximately 7.9 megawatts of gross power and approximately 34,000 net rentable square feet (“NRSF”) of raised floor and various portions of customer specific capital at an aggregate cost of approximately $57 million. In addition, during the first quarter of 2016, the Company continued redevelopment of the Dallas-Fort Worth, Atlanta-Metro, Richmond and Chicago facilities to have space ready for customers later in 2016 and forward. The Company expects to bring an additional 106,000 raised floor NRSF into service in the remaining quarters of 2016 at an aggregate cost of approximately $229 million, which includes build out for the 4 megawatt lease that the Company signed with a customer in April 2016 at the Dallas-Fort Worth facility.

Balance Sheet and Liquidity

As of March 31, 2016, the Company’s total debt balance was $956.7 million, resulting in a debt to annualized Adjusted EBITDA of 5.6x. Pro forma for the equity issuance discussed below, the Company’s debt to annualized Adjusted EBITDA would have been 4.0x. This ratio continues to be impacted by various portions of the Company’s portfolio that were placed into service in the first quarter of 2016 which have not yet produced a stabilized Adjusted EBITDA. In addition, the Company incurred costs included in construction in progress related to revenue which will begin to ramp in the remainder of 2016 associated with the Company’s booked-not-billed backlog of $51.6 million in annualized rent.

As of March 31, 2016, the Company had total available liquidity of approximately $300 million which was comprised of $290 million of available capacity under the Company’s unsecured revolving credit facility and approximately $10 million of cash and cash equivalents. Pro forma for the equity issuance discussed below, the Company would have had total available liquidity of approximately $576 million.

On April 1, 2016, the Company issued 6,325,000 shares of QTS’ Class A common stock at a price of $45.50 per share in an underwritten public offering, which included the exercise of the underwriters’ overallotment option in full. The Company used substantially all of the net proceeds of approximately $276 million to repay amounts outstanding under its unsecured revolving credit facility.

2016 Guidance

The Company is raising its guidance for Operating FFO and now expects a range of $135.0 million to $140.0 million. The Company is maintaining its 2016 guidance for Operating FFO per share in the range of $2.54 to $2.64 per share, Adjusted EBITDA in the range of $177.0 million to $185.0 million and Capital Expenditures, excluding acquisitions, of approximately $300.0 million to $350.0 million. The Company is also maintaining its guidance for churn of 5-8% for 2016 and continues to anticipate Adjusted EBITDA margin to expand by approximately 300 basis points over second half 2015 levels over the next few years.

This guidance is calculated based on revenue growth that is back-end loaded and ramping during the year and does not contemplate any acquisitions or dispositions. The guidance also incorporates approximately $4 - $5 million of estimated tax benefit recognized in 2016.

Non-GAAP Financial Measures

This release includes certain non-GAAP financial measures that management believes are helpful in understanding the Company’s business, as further described below.

Conference Call Details

The Company will host a conference call and webcast on April 26, 2016, at 10:00 a.m. Eastern time (9:00 a.m. Central time) to discuss its financial results, current business trends and market conditions.

The dial-in number for the conference call is (877) 883-0383 (U.S.) or (412) 902-6506 (International). The participant entry number is 5975914# and callers are asked to dial in ten minutes prior to start time. A link to the live broadcast and the replay will be available on the Company’s website (www.qtsdatacenters.com) under the Investors tab.

3 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

About QTS

QTS Realty Trust, Inc. (NYSE: QTS) is a leading provider of secure, compliant data center solutions, hybrid cloud and fully managed services. QTS' integrated technology service platform of custom data center (C1), colocation (C2) and cloud and managed services (C3) provides flexible, scalable, secure IT solutions for web and IT applications. QTS' Critical Facilities Management (CFM) provides increased efficiency and greater performance for third-party data center owners and operators. QTS owns, operates or manages 24 data centers and supports more than 1,000 customers in North America, Europe and Asia Pacific.

QTS Investor Relations Contact

Stephen Douglas – Vice President – Investor Relations and Strategic Planning
Jeff Berson – Chief Investment Officer

William Schafer – Chief Financial Officer

ir@qtsdatacenters.com

Forward Looking Statements

Some of the statements contained in this release constitute forward-looking statements within the meaning of the federal securities laws. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In particular, statements pertaining to the Company’s capital resources, portfolio performance and results of operations contain forward-looking statements. Likewise, all of the statements regarding anticipated growth in funds from operations and anticipated market conditions are forward-looking statements. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions.

The forward-looking statements contained in this release reflect the Company’s current views about future events and are subject to numerous known and unknown risks, uncertainties, assumptions and changes in circumstances that may cause actual results to differ significantly from those expressed in any forward-looking statement. The Company does not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: adverse economic or real estate developments in the Company’s markets or the technology industry; global, national and local economic conditions; risks related to the Company’s international operations; difficulties in identifying properties to acquire and completing acquisitions; the Company’s failure to successfully develop, redevelop and operate acquired properties or lines of business, including data centers acquired in the Company’s acquisition of Carpathia Hosting, Inc.; significant increases in construction and development costs; the increasingly competitive environment in which the Company operates; defaults on, or termination or non-renewal of leases by customers; increased interest rates and operating costs, including increased energy costs; financing risks, including the Company’s failure to obtain necessary outside financing; decreased rental rates or increased vacancy rates; dependence on third parties to provide Internet, telecommunications and network connectivity to the Company’s data centers; the Company’s failure to qualify and maintain its qualification as a real estate investment trust; environmental uncertainties and risks related to natural disasters; financial market fluctuations; and changes in real estate and zoning laws, revaluations for tax purposes and increases in real property tax rates.

While forward-looking statements reflect the Company’s good faith beliefs, they are not guarantees of future performance. The Company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could cause the Company’s future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2015 and other periodic reports the Company files with the Securities and Exchange Commission.

4 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Balance Sheets

(in thousands)

	March 31,	December 31,
	2016	2015
ASSETS
Real Estate Assets
Land	$57,128	$57,112
Buildings, improvements and equipment	1,241,885	1,180,386
Less: Accumulated depreciation	(255,344)	(239,936)
	1,043,669	997,562

Construction in progress	340,511	345,655
Real Estate Assets, net	1,384,180	1,343,217
Cash and cash equivalents	9,744	8,804
Rents and other receivables, net	30,880	28,233
Acquired intangibles, net (1)	125,733	115,702
Deferred costs, net (2) (3)	31,367	30,042
Prepaid expenses	10,644	6,502
Goodwill (1)	171,679	181,738
Other assets, net (4)	35,181	33,101
TOTAL ASSETS	$1,799,408	$1,747,339

LIABILITIES
Unsecured credit facility, net (3)	$607,105	$520,956
Senior notes, net of discount and debt issuance costs (3)	291,186	290,852
Capital lease and lease financing obligations	46,666	49,761
Accounts payable and accrued liabilities	69,064	95,924
Dividends and distributions payable	17,358	15,378
Advance rents, security deposits and other liabilities	20,061	18,798
Deferred income taxes (1)	21,049	18,813
Deferred income	16,435	16,991
TOTAL LIABILITIES	1,088,924	1,027,473

EQUITY

Common stock, $0.01 par value, 450,133,000 shares authorized, 41,434,961 and 41,225,784 shares issued and outstanding as of March 31, 2016 and December 31, 2015, respectively (5)	414	412
Additional paid-in capital (5)	671,650	670,275
Accumulated dividends in excess of earnings (5)	(61,754)	(52,732)
Total stockholders’ equity (5)	610,310	617,955
Noncontrolling interests (5)	100,174	101,911
TOTAL EQUITY (5)	710,484	719,866
TOTAL LIABILITIES AND EQUITY	$1,799,408	$1,747,339

(1)	As a result of more in-depth and ongoing analysis, the purchase price allocation associated with the acquisition of Carpathia Hosting, Inc. (“Carpathia”) was further adjusted during the first quarter of 2016, with the primary adjustments being a $14.7 million increase in intangible assets, a $4.9 million increase in deferred tax liability and a reduction in goodwill of $10.1 million.
(2)	As of March 31, 2016 and December 31, 2015, deferred costs, net, included $5.9 million and $6.3 million of deferred financing costs net of amortization, respectively, $22.8 million and $21.0 million of deferred leasing costs net of amortization, respectively, and $2.7 million and $2.9 million, net of amortization, related to a leasing arrangement at the Company’s Princeton facility, respectively.
(3)	Debt issuance costs related to the Senior Notes and term loan portion of the Company’s unsecured credit facility have been reclassified from other assets, net to the related debt liability line items for both periods presented, as required by recently issued accounting guidance.
(4)	As of March 31, 2016 and December 31, 2015, other assets, net, primarily included $27.9 million and $25.9 million of corporate fixed assets, respectively, primarily relating to construction of corporate offices, leasehold improvements and product related assets.
(5)	The March 31, 2016 equity amounts do not reflect the issuance of 6,325,000 shares of Class A common stock at $45.50 per share which closed on April 1, 2016 and generated net proceeds of approximately $276 million.

5 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Combined Consolidated Statements of Operations and Comprehensive Income

(unaudited and in thousands)

	Three Months Ended (unaudited)
	March 31,	December 31,	March 31,
	2016	2015	2015
Revenues:
Rental	$68,426	$66,240	$49,333
Recoveries from customers	5,435	5,177	5,664
Cloud and managed services	18,890	19,406	5,795
Other (1)	2,017	1,867	594
Total revenues	94,768	92,690	61,386
Operating expenses:
Property operating costs	31,781	32,063	19,336
Real estate taxes and insurance	1,740	1,448	1,485
Depreciation and amortization	28,639	27,020	16,243
General and administrative (2)	20,286	19,890	13,838
Transaction and integration costs (3)	2,087	5,026	105
Total operating expenses	84,533	85,447	51,007

Operating income	10,235	7,243	10,379

Other income and expense:
Interest expense	(5,981)	(5,730)	(5,342)
Other expense, net (4)	-	(385)	-
Income before taxes and loss on sale of real estate	4,254	1,128	5,037
Tax benefit of taxable REIT subsidiaries (5)	2,605	4,370	-
Loss on sale of real estate	-	(164)	-
Net income	6,859	5,334	5,037
Net income attributable to noncontrolling interests (6)	(970)	(731)	(955)
Net income attributable to QTS Realty Trust, Inc.	$5,889	$4,603	$4,082

(1)	Other revenue – Includes straight line rent, sales of scrap metals and other unused materials and various other income items. Straight line rent was $1.9 million, $1.8 million and $0.4 million for the three months ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(2)	General and administrative expenses – Includes personnel costs, sales and marketing costs, professional fees, travel costs, product investment costs and other corporate general and administrative expenses. General and administrative expenses were 21.4%, 21.5%, and 22.5% of total revenues for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.
(3)	Transaction and integration costs – For the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, the Company recognized aggregated $2.1 million, $5.0 million ($0.4 million related to transaction costs) and $0.1 million, respectively, related to the examination of actual and potential acquisitions. Integration costs for the three month periods ended March 31, 2016 and December 31, 2015, include various costs to integrate QTS and Carpathia, including consulting fees, costs to consolidate office space and costs which are currently duplicated but will be eliminated in the near future. Integration costs for the three months ended December 31, 2015 included $3.1 million in non-cash charges related to QTS’ decision to transfer QTS’ Federal Cloud customers to Carpathia’s existing Federal Cloud platform.
(4)	Other expense, net – Generally includes write offs of unamortized deferred financing costs associated with the early extinguishment of certain debt instruments.
(5)	Tax benefit of taxable REIT subsidiaries – For the three months ended March 31, 2016 and December 31, 2015, the Company recorded an approximate $2.6 million and $4.4 million non-cash deferred tax benefit, respectively, related to recorded operating losses which include certain transaction and integration costs.
(6)	Noncontrolling interest –The noncontrolling ownership interest of QualityTech, LP was 14.1%, and 17.3% as of March 31, 2016 and 2015, respectively, with the decrease primarily attributable to the equity issuance in June 2015.

6 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to FFO, Operating FFO & Adjusted Operating FFO

(unaudited and in thousands)

The Company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO represents net income (loss) (computed in accordance with GAAP), adjusted to exclude gains (or losses) from sales of property, real estate-related depreciation and amortization and similar adjustments for unconsolidated partnerships and joint ventures. The Company generally calculates Operating FFO as FFO excluding certain non-routine charges and gains and losses that management believes are not indicative of the results of the Company’s operating real estate portfolio. The Company believes that Operating FFO provides investors with another financial measure that may facilitate comparisons of operating performance and liquidity between periods and, to the extent other REITs calculate Operating FFO on a comparable basis, between the Company and these other REITs. The Company calculates Adjusted Operating FFO by adding or subtracting from Operating FFO items such as: maintenance capital investment, paid leasing commissions, amortization of deferred financing costs and bond discount, non-real estate depreciation, straight line rent adjustments, non-cash deferred taxes and non-cash compensation.

A reconciliation of net income to FFO, Operating FFO and Adjusted Operating FFO is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
FFO
Net income	$6,859	$5,334	$5,037
Real estate depreciation and amortization	24,869	22,575	14,302
Loss on sale of real estate	-	164	-
FFO	31,728	28,073	19,339

Write off of unamortized deferred finance costs	-	385	-
Integration costs	2,053	4,552	-
Transaction costs	34	474	105
Deferred tax benefit associated with transaction and integration costs	(748)	(1,970)	-
Operating FFO *	33,067	31,514	19,444

Maintenance Capex	(335)	(2,711)	(17)
Leasing commissions paid	(5,807)	(3,237)	(3,084)
Amortization of deferred financing costs and bond discount	877	872	849
Non real estate depreciation and amortization	3,770	4,445	1,941
Straight line rent revenue and expense	(1,610)	(2,398)	(365)
Non-cash deferred tax benefit from operating results	(1,857)	(2,400)	-
Equity-based compensation expense	2,050	1,758	1,307
Adjusted Operating FFO *	$30,155	$27,843	$20,075

*	The Company’s calculations of Operating FFO and Adjusted Operating FFO may not be comparable to Operating FFO and Adjusted Operating FFO as calculated by other REITs that do not use the same definition.

7 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to EBITDA and Adjusted EBITDA

(unaudited and in thousands)

The Company calculates EBITDA as net income (loss) adjusted to exclude interest expense and interest income, provision (benefit) for income taxes (including income taxes applicable to sale of assets) and depreciation and amortization. The Company believes that EBITDA is another metric that is often utilized to evaluate and compare the Company’s ongoing operating results and also, in part, to assess the value of the Company’s operating portfolio. In addition to EBITDA, the Company calculates an adjusted measure of EBITDA, which the Company refers to as Adjusted EBITDA, as EBITDA excluding write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, equity-based compensation expense, restructuring costs and gain (loss) on sale of real estate. The Company believes that Adjusted EBITDA provides investors with another financial measure that can facilitate comparisons of operating performance between periods and between REITs.

A reconciliation of net income to EBITDA and Adjusted EBITDA is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
EBITDA and Adjusted EBITDA
Net income	$6,859	$5,334	$5,037
Interest expense	5,981	5,730	5,342
Interest income	-	-	-
Tax benefit of taxable REIT subsidiaries	(2,605)	(4,370)	-
Depreciation and amortization	28,639	27,020	16,243
EBITDA	38,874	33,714	26,622

Write off of unamortized deferred finance costs	-	385	-
Equity-based compensation expense	2,050	1,758	1,307
Integration costs	2,053	4,552	-
Transaction costs	34	474	105
Loss on sale of real estate	-	164	-
Adjusted EBITDA	$43,011	$41,047	$28,034

8 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Net Income to Net Operating Income (NOI)

(unaudited and in thousands)

The Company calculates net operating income (“NOI”) as net income (loss), excluding: interest expense, interest income, tax expense (benefit) of taxable REIT subsidiaries, depreciation and amortization, write off of unamortized deferred financing costs, gain (loss) on extinguishment of debt, transaction and integration costs, gain (loss) on sale of real estate, restructuring costs and general and administrative expenses. The Company believes that NOI is another metric that is often utilized to evaluate returns on operating real estate from period to period and also, in part, to assess the value of the operating real estate. A reconciliation of net income to NOI is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Net Operating Income (NOI)
Net income	$6,859	$5,334	$5,037
Interest expense	5,981	5,730	5,342
Depreciation and amortization	28,639	27,020	16,243
Write off of unamortized deferred finance costs	-	385	-
Tax benefit of taxable REIT subsidiaries	(2,605)	(4,370)	-
Integration costs	2,053	4,552	-
Transaction costs	34	474	105
Loss on sale of real estate	-	164	-
General and administrative expenses	20,286	19,890	13,838
NOI (1)	$61,247	$59,179	$40,565
Breakdown of NOI by facility:
Atlanta-Metro data center	$19,972	$18,256	$16,766
Atlanta-Suwanee data center	11,500	10,488	10,130
Santa Clara data center	3,764	3,786	3,377
Richmond data center	6,602	6,431	4,255
Sacramento data center	1,922	1,875	1,871
Princeton data center	2,356	2,471	2,349
Dallas-Fort Worth data center	2,624	1,804	749
Leased data centers acquired in 2015	11,415	12,885	-
Other facilities	1,092	1,183	1,068
NOI (1)	$61,247	$59,179	$40,565

(1)	Includes facility level G&A expense allocation charges of 4% of cash revenue for all entities, with the exception of the leased facilities acquired in 2015, which include G&A expense allocation charges of 10% of cash revenue. These allocated charges aggregated to $5.0 million, $5.2 million and $2.5 million for the three month periods ended March 31, 2016, December 31, 2015 and March 31, 2015, respectively.

9 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com

Reconciliations of Total Revenues to Recognized MRR in the period and MRR at period end

(unaudited and in thousands)

The Company calculates MRR as monthly contractual revenue under signed leases as of a particular date, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. MRR does not include the impact from booked-not-billed leases (which represent customer leases that have been executed but for which lease payments have not commenced) as of a particular date, unless otherwise specifically noted. The Company calculates recognized MRR as the recurring revenue recognized during a given period, which includes revenue from its C1, C2 and C3 rental and cloud and managed services activities, but excludes customer recoveries, deferred set-up fees, variable related revenues, non-cash revenues and other one-time revenues. Management uses MRR and recognized MRR as supplemental performance measures because they provide useful measures of increases in contractual revenue from customer leases. A reconciliation of total revenues to recognized MRR in the period and MRR at period-end is presented below:

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Recognized MRR in the period
Total period revenues (GAAP basis)	$94,768	$92,690	$61,386
Less: Total period recoveries	(5,435)	(5,177)	(5,664)
Total period deferred setup fees	(1,903)	(1,907)	(1,246)
Total period straight line rent and other	(4,268)	(4,456)	(2,012)
Recognized MRR in the period	83,162	81,150	52,464

MRR at period end
Total period revenues (GAAP basis)	$94,768	$92,690	$61,386
Less: Total revenues excluding last month	(63,020)	(61,627)	(40,100)
Total revenues for last month of period	31,748	31,063	21,286
Less: Last month recoveries	(1,876)	(1,415)	(1,749)
Last month deferred setup fees	(676)	(716)	(418)
Last month straight line rent and other	(1,716)	(1,443)	(1,292)
MRR at period end	$27,480	$27,489	$17,827

10 QTS Q1 Earnings 2016	Contact: IR@qtsdatacenters.com